EXHIBIT 99

NEWS RELEASE
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FOR IMMEDIATE RELEASE           Contact: Mark F. Bradley
---------------------                    Peoples Bank
December 31, 2003                        President and Chief Operating Officer
                                         (740) 373-3155


                PEOPLES BANCORP TO ENHANCE CREDIT CARD OFFERINGS
                        THROUGH JOINT MARKETING AGREEMENT
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             Peoples Bancorp to sell current credit card portfolio;
                       generate over $1 million net gain

         MARIETTA, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) today announced its signing of a joint marketing agreement with InfiCorp Holdings, Inc. and Peoples Bank, National Association ("Peoples Bank") to serve the credit card needs of Peoples Bancorp's customers on a going forward basis and purchase Peoples Bank's existing credit card portfolio.
         "We have not been able to grow our credit card portfolio in recent years," said Mark F. Bradley, Peoples Bank's President and Chief Operating Officer. "Our customers have asked us for enhancements such as rewards programs, lower interest rates, and more. We believe that InfiCorp's Bankcard Alliance Program will provide our customers with a better product, and when combined with the personal touch and customer service provided by Peoples' associates, our customers will benefit from an enhanced credit card offering."
         At November 30, Peoples Bank's credit card balances totaled approximately $6.4 million. As part of the joint marketing agreement, Peoples Bank has agreed to sell its credit card receivables to InfiCorp. Preliminary settlement of the sale is expected to result in a fourth quarter pre-tax gain, net of nonrecurring expenses, of over $1 million, or up to $0.08 in after-tax earnings per share for Peoples Bancorp.
         "The intense competition for credit card business makes it tougher for companies our size to be successful under our current model," said Bradley. "Through InfiCorp's Bankcard Alliance Program, we will continue to serve customers' credit card needs and provide enhanced product features. This alliance is consistent with our strategy to access, when appropriate, other financial service providers for insurance, investment or lending needs. The joint marketing agreement with InfiCorp gives us the chance to further penetrate our customer base through proactive marketing efforts."
         The final settlement/conversion of Peoples Bank's credit card portfolio to InfiCorp is expected to be completed in the second quarter of 2004. Peoples Bank will continue to serve the credit card needs of its customers through the transition period. All credit cards issued will continue to be marketed under Peoples Bank's name and logo.
         Bradley continued, "Our responsibility is to deliver competitively priced financial products that are mutually beneficial to both shareholders and customers. This alliance will allow us to continue to make available a full range of financial products to our customers, re-employ some of our assets, and maintain an ongoing net revenue stream from credit card sales activity."
         Further information regarding the financial impact of the joint marketing agreement will be provided in Peoples' 2003 earnings release on January 20, 2004 and discussed during Peoples' quarterly conference call on January 21, 2004. The conference call/webcast will begin at 4:00 pm eastern time and will be accessible via peoplesbancorp.com under the "Investor Relations" section. The phone number for call-in listeners will be published in Peoples' 2003 earnings statement.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.8 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through Peoples Bank's 49 sales offices and 32 ATMs in Ohio, West Virginia, and Kentucky. Peoples' common shares are traded on the NASDAQ national market under the symbol "PEBO." Peoples Bancorp is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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